FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Record Results

For Fourth Quarter and Full Year 2018

Fourth Quarter 2018 Highlights

•	Revenues increased 29% to $272.5 million as compared to the prior year quarter
•	Operating income nearly doubled to $53.4 million from $27.0 million in the prior year quarter
•	Adjusted OIBDA[1] increased 57% to $64.4 million, exceeding Company guidance and representing an all-time record quarter
•	WWE Network average paid subscribers[2] increased 7% to approximately 1.59 million paid subscribers, consistent with Company guidance

Full Year 2018 Highlights

•	Revenue increased 16% to $930.2 million, the highest in the Company’s history
•	Operating income increased 51% to a record of $114.5 million
•	Adjusted OIBDA increased 31% to $178.9 million, exceeding Company guidance and representing all-time record performance for the second consecutive year
•	International revenue increased 58% to $317.8 million from $201.3 million in the prior year, the highest in the Company’s history and the first-time international revenue has exceeded $300 million
•	WWE completed agreements with USA Network (NBCU) and Fox Sports, effective October 1, 2019, which increase the average annual value (AAV) of its U.S. distribution to 3.6 times that of the prior deal
•

Produced new, large-scale international events (Greatest Royal Rumble,  Crown Jewel and Super Show-Down) and compelling content across platforms, including the first all-women’s pay-per-view, WWE Evolution  (WWE Network) and the launch of Miz & Mrs. (USA Network)

•	Digital engagement continued to grow with video views up 57% to 31.4 billion and hours consumed up 77% to 1.2 billion across digital and social media platforms[3]

STAMFORD, Conn., February 7,  2019 - WWE (NYSE: WWE) today announced financial results for its fourth quarter ended December 31, 2018.

“In 2018, WWE generated the highest level of revenue and earnings in the Company’s history by leveraging our brand strength to increase the monetization of our content worldwide,” stated Vince McMahon, Chairman and Chief Executive Officer. “Our long-term growth strategy will continue to focus on content creation, digitization and international development.”

George Barrios, WWE Co-President, added “We increased revenue by nearly $130 million, and achieved a record level of Adjusted OIBDA and network subscribers. We expect to balance 2019 revenue growth with investment in strategic areas that extend the moat around our business,  enabling us to continue our business transformation and maximize shareholder value.”

Fourth-Quarter Consolidated Results

Revenues increased 29% to $272.5 million from the prior year quarter primarily driven by the increased monetization of content and, to a lesser extent, an $8.1 million favorable impact on licensing revenue due to the adoption of the new FASB standard for revenue recognition (ASC Topic 606).

Operating Income nearly doubled to $53.4 million from $27.0 million in the prior year quarter driven by increased profits from the Media segment. The Company’s Operating income margin increased to 20%  from  13% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) increased 57% to $64.4 million as compared to $41.0 million in the prior year quarter. The Company’s Adjusted OIBDA margin increased to 24% from 19%.

Net Income was $41.2 million, or $0.46 per diluted share, as compared to $4.8 million, or $0.06 per diluted share, in the fourth quarter of 2017. This increase was primarily driven by improved operating performance and the impact of a one-time charge of $11.3 million in the prior year quarter due to the re-measurement of our deferred tax assets as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted in December 2017.

Effective Tax Rate declined to 23%  from 80% in the prior year quarter, where the latter reflected the tax impact of the $11.3 million charge noted above.  Additionally, the year-over-year decline in the effective tax rate reflected the impact of the Tax Act, which reduced the federal corporate income tax rate to 21% from 35%.

Cash flows generated by operating activities reached $65.2 million and Free Cash Flow totaled $54.3 million as compared to $55.6 million and $48.6 million, respectively, in the prior year quarter.4 The growth in both measures was primarily due to improved operating performance, partially offset by the timing of working capital.

Full Year 2018 Consolidated Results

For the twelve months ended December  31, 2018, revenues increased 16% to $930.2 million from $801.0 million primarily driven by growth in the Media segment.  Operating income increased 51% to $114.5 million from $75.6 million, driven primarily by the growth in revenue  (net of related operating expenses), which was partially offset by higher staff-related costs, including management incentive compensation and stock compensation resulting from improved operating performance and the rise in the Company’s stock price. Adjusted OIBDA increased 31% to $178.9 million from $136.1 million. Net income increased to $99.6 million ($1.12 per diluted share) from $32.6 million ($0.42 per diluted share) in the prior year period.

Cash flows generated by operating activities reached $186.7 million and Free Cash Flow totaled $154.4 million as compared to $96.6 million and $71.9 million, respectively, in the prior year period.4 The growth in both measures was primarily due to improved operating performance.

Cash, cash equivalents and short-term investments were approximately  $360 million as of December 31, 2018, and the Company estimates debt capacity under its revolving line of credit of approximately $100 million.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Revenues:
Media	$205.3	$146.4	$683.4	$535.6
Live Events	34.4	35.2	144.2	151.7
Consumer Products	32.8	30.0	102.6	113.7
Total Net Revenues	$272.5	$211.6	$930.2	$801.0

Operating Income:
Media	$65.9	$40.5	$173.1	$108.2
Live Events	1.4	0.8	16.6	24.7
Consumer Products	10.0	7.6	23.4	34.8
Corporate	(23.9)	(21.9)	(98.6)	(92.1)
Total Operating Income	$53.4	$27.0	$114.5	$75.6

Adjusted OIBDA:
Media	$72.1	$49.3	$210.6	$141.7
Live Events	2.0	1.3	20.5	27.1
Consumer Products	10.6	8.4	28.4	37.7
Corporate	(20.3)	(18.0)	(80.6)	(70.4)
Total Adjusted OIBDA	$64.4	$41.0	$178.9	$136.1

Basis of Presentation

For the fourth quarter of 2018, Net income included a net gain of $1.7 million primarily related to the recognition of an upward mark-to-market adjustment to a marketable equity investment which was recorded in Other income, net. For the twelve-month period ended December 31, 2018, Net income included a net gain of $0.9 million driven by the aforementioned adjustment to a marketable equity  investment coupled with an upward adjustment of a nonmarketable equity investment during the third quarter. These increases were partially offset by impairment charges to write-off the carrying value of an equity investment. As the underlying market value of our marketable equity investment fluctuates, WWE is exposed to future earnings volatility to the extent WWE continues to hold this investment. A reconciliation of Net Income to Adjusted Net Income for the three and twelve-month periods ended December 31, 2018 and 2017 can be found in the supplemental schedule on page 15 of this release.

For the fourth quarter of 2017, Operating income included $1.5 million in film impairment charges. For the twelve months ended December 31, 2017, Operating income included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations, and $4.7 million in film impairment charges. As these items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA. A reconciliation of 2018 Adjusted OIBDA to Operating income (GAAP) for the three and twelve-month periods ended December 31, 2018 can be found in the supplemental schedules on pages 16-17 of this release.

Results by Operating Segment

Media

Fourth-Quarter 2018

Revenues increased 40% to a quarterly record of  $205.3 million,  primarily due to the distribution of certain live, in-ring programming content in international markets as reflected in “Other,” which was partially offset by the timing and performance of the Company’s portfolio of movies. Additionally, the growth in Media revenue reflected the contractual escalation of core content rights fees, including license fees from the distribution of the Company’s flagship programs Raw and SmackDown, as well as increased sales of advertising and sponsorship across platforms and the continued growth of WWE Network that yielded a 7% increase in average paid subscribers to approximately 1.59 million.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Network (including pay-per-view)	$46.8	$44.9	$199.3	$190.6
Core content rights fees [5]	72.2	64.6	269.8	244.3
Advertising and sponsorship	22.8	16.3	69.6	51.8
Other [6]	63.5	20.6	144.7	48.9
Total Revenues	$205.3	$146.4	$683.4	$535.6

Operating income increased 63% to $65.9 million from $40.5 million in the prior year quarter primarily due to the growth in revenue  (net of related operating expenses),  partially offset by increased fixed costs including strategic investments and management incentive compensation from improved operating performance.

Adjusted OIBDA increased to $72.1 million from  $49.3 million in the prior year quarter.

Key Highlights: During the quarter, Monday Night Raw and SmackDown Live remained the highest-rated programs on USA Network, which broadcast the 1,000th episode of SmackDown Live.  The Company completed its eighth captivating season of Total Divas, with a ninth season planned in 2019, and announced new seasons of other popular series, including Total Bellas and Miz & Mrs. On its streaming service, WWE Network, pay-per-views and international specials remained significant drivers of viewer engagement. Among the network’s most viewed programs were its international pay-per-view events,  Super Show-Down and Crown Jewel, its first all-women’s pay-per-view, Evolution, as well as NXT Takeover: WarGames II,  and the newly launched weekly series, NXT UK. The Company added more than 100 hours of original content to WWE Network’s featured programming and nearly 450 hours of archival content, which resulted in an on-demand library of approximately 11,500 hours at quarter-end. For its social and digital platforms, the Company produced more than 160 hours of content, including the second season of Mixed Match Challenge on Facebook Watch.

Full Year 2018

Revenues increased by $147.8 million, or 28%, to $683.4 million in 2018 over the prior year, primarily driven by the $95.8 million increase of Other media revenues, due to the addition of certain live, in-ring programming content in international markets and, to a lesser extent, the debut of Mixed Match Challenge on Facebook Watch, which were partially offset by the underperformance of the Company’s portfolio of movies. Additional drivers of revenue growth included the increase in core content rights fees (up $25.5 million or 10%), increased sales in advertising and sponsorship (up $17.8 million or 34%) and the continued growth of WWE Network (up $9.2 million or 5%) subscription revenue,  with average paid subscribers up 8% to 1.65 million over the prior year. Operating income increased 60% to $173.1 million, primarily due to the growth in revenue  (net of related operating expenses), partially offset by increased fixed costs including strategic investments and management incentive compensation from improved operating performance. Adjusted OIBDA increased 49% to $210.6 million.

Live Events

Fourth-Quarter 2018

Revenues of  $34.4 million were essentially flat to the prior year quarter as the favorable impact of the Company’s large-scale international events, including Crown Jewel and Super Show-Down (reflected in “Other”), was offset by the timing and ticket sales of events worldwide. The Company staged 14 fewer events in the quarter, in part, to accommodate these special shows.

•

There were 87 total events (excluding NXT) in the current quarter, consisting of 64 events in North America and 23 events in international markets, as compared to 101 events in the prior year quarter, including 68 events in North America and 33 in international markets.

•

North American ticket sales declined $1.1 million primarily due to the staging of four fewer events and a 7% decline in average attendance to 5,000. Partially offsetting these factors, the average ticket price increased 6% to $57.75 over the prior year quarter.

•

International ticket sales (which exclude special international events) declined $6.2 million primarily due to the staging of 10 fewer events and a 12% decline in average ticket price to $64.93, which was partially offset by a 33% increase in average attendance to 6,900. The year-over-year changes in ticket prices and average attendance were due, in part, to changes in the mix of venues and territories.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
North American ticket sales	$19.7	$20.8	$105.4	$112.0
International ticket sales	6.5	12.7	22.3	31.7
Advertising and sponsorship	0.6	0.5	2.1	2.0
Other [7]	7.6	1.2	14.4	6.0
Total Revenues	$34.4	$35.2	$144.2	$151.7

Operating income was $1.4 million as compared to $0.8 million in the prior year quarter, reflecting changes in the mix of events.

Adjusted OIBDA was $2.0 million as compared to $1.3 million in the prior year quarter.

Key Highlights: Highlighting the Company’s success in staging large-scale events for its global fanbase, WWE was named the “Best at Producing Live Event Spectacles” by SportsBusiness Journal, beating out the NFL, NBA, NHL, MLB and NASCAR among others. Furthering its success during the quarter, WWE held its first-ever all women’s pay-per-view, Evolution, in front of a sold-out crowd at Nassau Coliseum that trended #1 on Twitter for over two hours during the last game of the World Series and Sunday Night Football.  Historic international events included Crown Jewel and WWE Super Show-Down, which was held before the largest audience outside the U.S. in the last 25 years. Emphasizing the importance of its international talent base, the Company held its first-ever talent tryouts in Germany, Chile and Saudi Arabia and, in January 2019, opened its first international performance center in the United Kingdom.

Full Year 2018

Revenues decreased by $7.5 million, or 5%, to $144.2 million in 2018 primarily due to the staging of 18 fewer events worldwide and lower attendance (based on capacity) at Royal Rumble, partially offset by the impact of the Company’s large-scale international events. Operating income decreased by $8.1 million to $16.6 million, driven by the decline in revenue, as well as increased fixed costs, including strategic investments and management incentive compensation. Adjusted OIBDA decreased by $6.6 million to $20.5 million.

Consumer Products

Fourth-Quarter 2018

Revenues increased 9% to $32.8 million from $30.0 million in the prior year quarter primarily due to the adoption of a new FASB standard for revenue recognition (ASC Topic 606) that favorably impacted licensing revenue by $8.1 million. Growth was partially offset by lower sales of merchandise at the Company’s e-commerce site, WWE Shop, and lower royalties from the sale of toy products.  On a comparable basis, excluding the impact of ASC Topic 606 in Q4 2018, consumer product revenues declined 18% from the prior year quarter.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Consumer product licensing	$17.4	$11.3	$46.0	$52.1
eCommerce	11.6	14.3	34.9	37.8
Venue merchandise	3.8	4.4	21.7	23.8
Total Revenues	$32.8	$30.0	$102.6	$113.7

Operating income was $10.0 million as compared to $7.6 million in the prior year quarter reflecting the change in revenue.

Adjusted OIBDA was $10.6 million as compared to $8.4 million in the prior year quarter.

Key Highlights: In partnership with Mattel, WWE maintained its dominant position in the U.S. with the #1 action figure sold in 2018.  During the quarter,  the Company released its latest console game in the WWE franchise, WWE 2K19, which earned its highest Metacritic score since 2K began producing the game in 2013 and was nominated for “Fan Favorite Sports/Racing Game” at the Gamers’ Choice Awards. The Company also continued to increase the penetration of its mobile games with more than 100 million installs across its game portfolio, led by WWE Champions, which won a 2018 Webby People’s Voice Award, WWE Supercard and WWE Mayhem, which recently surpassed 17 million installs.

Full Year 2018

Revenues decreased by $11.1 million, or 10%, to $102.6 million in 2018 as compared to 2017, driven by lower royalties from the sale of toy products and lower sales of merchandise at the Company’s e-commerce site, WWE Shop, partially offset by higher sales of mobile video games. Operating income decreased by $11.4 million to $23.4 million, reflecting the change in revenue. Adjusted OIBDA decreased by $9.3 million to $28.4 million.

Financial Outlook 2019

In 2019, WWE management expects the Company to achieve another year of record revenue of approximately $1.0 billion and, as previously communicated, is targeting Adjusted OIBDA of at least $200 million, which would also be an all-time record (up at least 12% from Adjusted OIBDA of $178.9 million in 2018).8

Management believes that increasing fan engagement over the next few years can enhance WWE’s brand value and strengthen the Company’s ability to optimize the value of its content over the long-term. Given the potential magnitude of this opportunity and its importance to long-term growth, the Company plans to continue to invest in content, digitization and international development. Key areas of investment for 2019 include strengthening WWE’s talent base, delivering more localized content, developing the next iteration of the WWE Network service, and leveraging fan data to improve business performance. In 2019, management will continue to evaluate WWE’s financial performance and to balance current earnings with investments that strengthen engagement and drive long-term growth.

The Company previously discussed a step-up in capital expenditures to build out its content production infrastructure. That spending was delayed as WWE’s workplace strategy continued to evolve. Total capital expenditures are now estimated at $70 million to $90 million for 2019 with continued spending in 2020 above the historic range of approximately 4% to 7% of revenue. Management expects to provide further guidance when the related plans and timeline have been finalized.

First Quarter 2019 Business Outlook

For the first quarter 2019, the Company estimates Adjusted OIBDA of $9 million to $14 million.8 This range of results, as well as expected performance through the third quarter, represent year-over-year declines as higher content rights fees are more than offset by increases in fixed costs, including the timing of strategic investments. For the first quarter 2019, the Company also projects average paid subscribers to WWE Network of approximately 1.59 million.8

Achieving the targeted range of full year results assumes substantial revenue, which supports Adjusted OIBDA of at least $100 million in the fourth quarter. Importantly, the Company’s new content distribution agreements in the U.S., which become effective in that period, provide significant visibility into that expectation, and moreover, into the strong year-over-year growth that is anticipated in every quarter of 2020.

WWE is unable to provide a reconciliation of full year or first quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 9. A reconciliation of three and twelve months ended December 31, 2018 and 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 16-17

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)	Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App)
(4)

A reconciliation of three and twelve months ended December 31, 2018 and 2017 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 18

(5)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, through global broadcast, pay television and digital platforms

(6)

Other forms of media monetization reflect revenues earned from the distribution of other content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, theatrical and direct-to-home video releases

(7)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

(8)	The Company’s business model and expected results will continue to be subject to significant execution and other risks, including those risks outlined in the Company’s Form 10-K filing with the SEC

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including the amortization of feature film, television production and WWE Network programming assets. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on February 7th to discuss the Company's earnings results for the fourth quarter of 2018.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1923419).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 7, 2019 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net revenues	$272.5	$211.6	$930.2	$801.0
Operating expenses	169.5	137.3	609.2	538.5
Marketing and selling expenses	22.9	22.5	96.0	82.9
General and administrative expenses	20.7	18.5	85.4	78.0
Depreciation and amortization	6.0	6.3	25.1	26.0
Operating income	53.4	27.0	114.5	75.6
Interest expense	3.6	4.0	15.4	14.7
Other income, net	3.6	0.7	6.9	3.1
Income before income taxes	53.4	23.7	106.0	64.0
Provision for income taxes	12.2	18.9	6.4	31.4
Net income	$41.2	$4.8	$99.6	$32.6

Earnings per share:
Basic	$0.53	$0.06	$1.28	$0.43
Diluted	$0.46	$0.06	$1.12	$0.42

Weighted average common shares outstanding:
Basic	78.0	77.1	77.5	76.7
Diluted	90.2	79.4	88.6	78.5
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$167.5	$137.7
Short-term investments, net	191.7	159.7
Accounts receivable, net	78.9	65.3
Inventory	7.7	8.3
Prepaid expenses and other current assets	28.2	20.0
Total current assets	474.0	391.0
PROPERTY AND EQUIPMENT, NET	148.1	131.3
FEATURE FILM PRODUCTION ASSETS, NET	13.6	22.3
TELEVISION PRODUCTION ASSETS, NET	7.5	7.3
INVESTMENT SECURITIES	30.2	27.4
DEFERRED INCOME TAX ASSETS, NET	17.1	19.0
OTHER ASSETS, NET	9.8	16.2
TOTAL ASSETS	$700.3	$614.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5.1	$4.6
Convertible debt	183.1	—
Accounts payable and accrued expenses	120.1	77.7
Deferred income	49.2	55.9
Total current liabilities	357.5	138.2
LONG-TERM DEBT	25.7	31.0
CONVERTIBLE DEBT	—	177.9
OTHER NON-CURRENT LIABILITIES	0.9	14.5
Total liabilities	384.1	361.6
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	415.3	422.2
Accumulated other comprehensive income	1.5	2.4
Accumulated deficit	(101.3)	(172.4)
Total stockholders’ equity	316.2	252.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$700.3	$614.5

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2018	2017
OPERATING ACTIVITIES:
Net income	$99.6	$32.6
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	8.8	17.4
Amortization of television production assets	29.6	21.1
Depreciation and amortization	31.8	32.0
Gain on equity investments, net	(0.9)	—
Services provided in exchange for equity instruments	(2.8)	(2.7)
Other amortization	6.1	6.8
Stock-based compensation	39.3	24.2
(Benefit from) provision for deferred income taxes	(1.1)	13.6
Other non-cash adjustments	2.0	0.9
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(3.5)	(12.5)
Inventory	0.6	(1.8)
Prepaid expenses and other assets	(7.9)	0.1
Feature film production assets	(1.2)	(12.5)
Television production assets	(30.5)	(15.9)
Accounts payable, accrued expenses and other liabilities	26.7	8.1
Deferred income	(9.9)	(14.8)
Net cash provided by operating activities	186.7	96.6
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(32.3)	(24.7)
Purchases of short-term investments	(94.9)	(142.4)
Proceeds from sales and maturities of short-term investments	61.4	35.7
Purchase of equity investments	(1.3)	(2.3)
Other	1.0	—
Net cash used in investing activities	(66.1)	(133.7)
FINANCING ACTIVITIES:
Repayment of debt	(4.7)	(7.5)
Dividends paid	(37.2)	(36.9)
Proceeds from borrowings under the credit facilities	—	1.4
Proceeds from borrowings on convertible notes, net of issuance costs	—	14.5
Proceeds from issuance of warrants	—	1.5
Purchase of convertible note hedge	—	(2.6)
Taxes paid related to net settlement upon vesting of equity awards	(50.8)	(9.2)
Proceeds from issuance of stock	1.9	1.6
Net cash used in financing activities	(90.8)	(37.2)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29.8	(74.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	137.7	212.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$167.5	$137.7
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$10.1	$14.6
Cash paid for interest	$8.9	$9.3
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$13.5	$2.3

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2018			2017
	As Reported	Gain on Investments	Adjusted	As Reported	Film Impairments	Adjusted
Operating income	$53.4	$—	$53.4	$27.0	$1.5	$28.5
Interest expense	3.6	—	3.6	4.0	—	4.0
Other income, net (1)	3.6	(1.7)	1.9	0.7	—	0.7
Income before taxes	53.4	(1.7)	51.7	23.7	1.5	25.2
Provision for income taxes	12.2	(0.4)	11.8	18.9	0.5	19.4
Net income	$41.2	$(1.3)	$39.9	$4.8	$1.0	$5.8
Earnings per share - diluted (2)	$0.46	$(0.01)	$0.44	$0.06	$0.01	$0.07

	Year Ended December 31,
	2018			2017
	As Reported	Gain on Investments	Adjusted	As Reported	Film Impairments	Other (3)	Adjusted
Operating income	$114.5	$—	$114.5	$75.6	$4.7	$5.6	$85.9
Interest expense	15.4	—	15.4	14.7	—	—	14.7
Other income, net (1)	6.9	(0.9)	6.0	3.1	—	—	3.1
Income before taxes	106.0	(0.9)	105.1	64.0	4.7	5.6	74.3
Provision for income taxes	6.4	(0.2)	6.2	31.4	1.6	2.0	35.0
Net income	$99.6	$(0.7)	$98.9	$32.6	$3.1	$3.6	$39.3
Earnings per share - diluted (2)	$1.12	$(0.01)	$1.12	$0.42	$0.04	$0.04	$0.50

(1)

For the fourth quarter of 2018, Net income included a net gain of $1.7 million primarily related to the recognition of an upward mark-to-market adjustment to a marketable equity investment which was recorded in Other income, net. For the twelve-month period ended December 31, 2018, Net income included a net gain of $0.9 million driven by the aforementioned adjustment to a marketable equity investment coupled with an upward adjustment of a nonmarketable equity investment during the third quarter. These increases were partially offset by impairment charges to write-off the carrying value of an equity investment.

(2)

The convertible notes due 2023 had a $0.06 and $0.13 per share impact on diluted earnings per share for the three and twelve months ended December  31, 2018, respectively, as the average price of our common stock exceeded the conversion and warrant prices of $24.91 per share and $31.89 per share, respectively, during the periods.

(3)	“Other” during the twelve months ended December 31, 2017 reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations within Corporate.
15

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$65.9	$2.8	$3.4	$—	$72.1
Live Events	1.4	—	0.6	—	2.0
Consumer Products	10.0	—	0.6	—	10.6
Corporate	(23.9)	3.2	0.4	—	(20.3)
Total	$53.4	$6.0	$5.0	$—	$64.4

	Three Months Ended December 31, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$40.5	$3.0	$4.3	$1.5	$49.3
Live Events	0.8	—	0.5	—	1.3
Consumer Products	7.6	—	0.8	—	8.4
Corporate	(21.9)	3.3	0.6	—	(18.0)
Total	$27.0	$6.3	$6.2	$1.5	$41.0

	Year Ended December 31, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$173.1	$11.9	$25.6	$—	$210.6
Live Events	16.6	—	3.9	—	20.5
Consumer Products	23.4	—	5.0	—	28.4
Corporate	(98.6)	13.2	4.8	—	(80.6)
Total	$114.5	$25.1	$39.3	$—	$178.9

	Year Ended December 31, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$108.2	$11.9	$16.9	$4.7	$141.7
Live Events	24.7	—	2.4	—	27.1
Consumer Products	34.8	—	2.9	—	37.7
Corporate	(92.1)	14.1	2.0	5.6	(70.4)
Total	$75.6	$26.0	$24.2	$10.3	$136.1

(1)

Other adjustments during the three and twelve months ended December  31, 2017 include certain film impairment charges within our Media segment, and non-recurring legal matters and other contractual obligations within Corporate.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q4 2018	FY 2018	Q1 2019	FY 2019
Adjusted OIBDA	$64.4	$178.9	$9 - $14	At least $200
Depreciation & amortization	(6.0)	(25.1)	—	—
Stock-based compensation	(5.0)	(39.3)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$53.4	$114.5	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after December 31, 2018 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$65.2	$55.6	$186.7	$96.6
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(10.9)	(7.0)	(32.3)	(24.7)
Free Cash Flow	$54.3	$48.6	$154.4	$71.9